Exhibit 99.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) effective as of April 8, 2019 (the “Effective Date”), is entered into between Oroplata Resources, Inc., a Nevada corporation, (the “Company”) and Douglas Cole, an individual (“Executive”). The Company and Executive are referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

RECITALS

A.The Parties have previously entered into that certain Executive Employment Agreement dated December 29, 2017 (the “Executive Employment Agreement”) whereby Executive agreed to provide services to the Company in exchange for certain remuneration to Executive by the Company.

B.The Parties would like to amend the Executive Employment Agreement to extend the Term of the Executive Employment Agreement for an additional two years (the “Extension”) as set forth in this Amendment.

C.All capitalized words not otherwise defined herein shall have the meaning set forth in the Executive Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Term. The Executive Employment Agreement is hereby amended to extend the Term for an additional two (2) years expiring five (5) years after the Effective Date of the Executive Employment Agreement. All references in the Executive Employment Agreement referring to a three-year period shall be amended to refer to a five-year period.

2.Compensation. All compensation set forth in Exhibit A of the Executive Employment Agreement shall continue until the end of the Term as amended by this Amendment. Pursuant to the Extension, Executive shall be entitled to grants of one million shares of common stock of the Company in the calendar years 2020 and 2021 on the same calendar days as Executive was entitled to receive such stock grants in 2018 and 2019.

3.No Other Changes. Other than as specified above, all other terms of the Agreement remain unchanged and the Parties agree that the Agreement, as amended by this Amendment continues in full force and effect and all of the Parties’ obligations thereunder are in all respects ratified and confirmed hereby.

4.Severability. If any provision of this Amendment as applied to any Party or to any circumstance shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstance, or the validity or enforceability of this Amendment, and any provision that is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

5.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart to this Amendment.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

“COMPANY”: Oroplata Resources, Inc. a Nevada Corporation

By:	/s/Douglas Cole
Name: Douglas Cole
Title: CEO

“EXECUTIVE”:

/s/Douglas Cole
Douglas Cole, an individual